Exhibit 10.1

Execution Version

OMNIBUS AGREEMENT

among

TALLGRASS ENERGY HOLDINGS, LLC,

TALLGRASS ENERGY GP, LP,

TEGP MANAGEMENT, LLC,

and

TALLGRASS EQUITY, LLC

OMNIBUS AGREEMENT

This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein), among Tallgrass Energy Holdings, LLC, a Delaware limited liability company (“Holdings”), Tallgrass Energy GP, LP, a Delaware limited partnership (the “Partnership”), TEGP Management, LLC, a Delaware limited liability company (the “General Partner”) and Tallgrass Equity, LLC, a Delaware limited liability company (“Tallgrass Equity”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

R E C I T A L S:

1. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to the amount to be paid by Tallgrass Equity for certain general and administrative services to be performed or provided by Holdings and its Affiliates as well as direct expenses, including operating expenses, incurred by Holdings and its Affiliates for and on behalf of the Partnership Entities (as defined herein) and Tallgrass Equity’s reimbursement obligations related thereto.

3. The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to the granting of a license from Holdings to the Partnership Entities.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1 Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Cause” has the meaning given such term in the Partnership Agreement.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person or its Affiliates or such Applicable Person or its Affiliates owns or controls such other Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving Person or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving Person or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than Holdings or its Affiliates, being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation that would not constitute a Change of Control under clause (iii) above.

“Class A Shares” has the meaning given such term in the Partnership Agreement.

“Class B Shares” has the meaning given such term in the Partnership Agreement.

“Closing Date” means the date of the closing of the Partnership’s initial public offering of Class A Shares.

“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

“control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Holdings” has the meaning given such term in the introduction to this Agreement.

“Holdings Entities” means Holdings and any Person controlled, directly or indirectly, by Holdings other than the General Partner, a member of the Partnership Group, TEP or its Subsidiaries; and “Holdings Entity” means any of the Holdings Entities.

“License” has the meaning given such term in Section 3.1 of this Agreement.

“Marks” has the meaning given such term in Section 3.1 of this Agreement.

“Name” has the meaning given such term in Section 3.1 of this Agreement.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Tallgrass Energy GP, LP, dated as of the Closing Date, as such agreement may be amended from time to time.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Group” means the Partnership and its Subsidiaries (other than TEP and its Subsidiaries).

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-202258), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Class A Shares by the Partnership.

“Service Provider” has the meaning given such term in Section 2.2 of this Agreement.

“Services” has the meaning given such term in Section 2.1 of this Agreement.

“Subsidiary” has the meaning given such term in the Partnership Agreement.

“Tallgrass Equity” has the meaning given such term in the introduction to this Agreement.

“TEP” means Tallgrass Energy Partners, LP, a Delaware limited partnership.

“TEP Omnibus Agreement” means that certain omnibus agreement, effective as of May 17, 2013, among Tallgrass Development, LP, a Delaware limited partnership, TEP, Tallgrass MLP GP, LLC, a Delaware limited liability company and Tallgrass Development GP, LLC.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

Provision of Services; Reimbursement

2.1 Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 4.4, Holdings hereby agrees to provide, or to cause the Holdings Entities or third parties to provide, the Partnership Entities with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Entities, including accounting, audit, business development, corporate record keeping, treasury services (including cash management), real property/land, legal, operations/engineering, investor relations, risk management, commercial/marketing, information technology, insurance, government relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”). Holdings shall, and shall cause the Holdings Entities or such third parties to, provide the Partnership Entities with such Services in a manner consistent in nature and quality to the services of such type provided by the Holdings Entities to TEP and its Subsidiaries pursuant to the TEP Omnibus Agreement.

2.2 Reimbursement by Tallgrass Equity. Subject to and in accordance with the terms and provisions of this Article II and such reasonable allocation and other procedures as may be agreed upon by Holdings and the General Partner from time to time, Tallgrass Equity hereby agrees to reimburse Holdings or the Holdings Entity providing the Services, as applicable (the “Service Provider”), for all reasonable direct and indirect costs and expenses incurred by the Service Provider in connection with the provision of the Services to the Partnership Entities, including the following:

(a) any payments or expenses incurred for insurance coverage and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the business of the Partnership Group;

(b) any costs incurred in connection with the provision of information technology services;

(c) salaries and related benefits and expenses of personnel employed by a Holdings Entity who render Services to the Partnership Entities, plus general and administrative expenses associated with such personnel;

(d) any expenses incurred by a Holdings Entity with respect to third parties providing Services to the Partnership Entities on behalf of a Holdings Entity;

(e) any taxes or other direct expenses paid by a Holdings Entity for the benefit of the Partnership Entities; and

(f) all expenses and expenditures incurred by a Holdings Entity as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Form 1099 preparation and distribution, independent auditor fees, partnership governance and compliance expenses, registrar and transfer agent fees, legal fees and director compensation;

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by the Holdings Entities consist of an allocated portion of costs and expenses incurred by a Holdings Entity for the benefit of both the Partnership Entities and the other Affiliates of Holdings, such allocation shall be made on a reasonable cost reimbursement basis as determined by Holdings.

2.3 Billing Procedures. Tallgrass Equity will reimburse the Service Provider for billed costs no later than the later of (a) the last day of the month following the performance month, or (b) thirty (30) business days following the date of the Service Provider’s billing to Tallgrass Equity. Billings and payments may be accomplished by inter-company accounting procedures and transfers. The General Partner shall have the right to review all source documentation concerning the liabilities, costs, and expenses upon reasonable notice and during regular business hours.

ARTICLE III

License of Name and Mark

3.1 Grant of License. Upon the terms and conditions set forth in this Article III, Holdings hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group and to the General Partner a shared, nontransferable, nonexclusive, royalty free right and license (“License”) to Holdings’s right to use the name “Tallgrass” (the “Name”) and any associated or related marks (the “Marks”).

3.2 Ownership and Quality. The Partnership and the General Partner agree that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Holdings both during the term of this License and thereafter, and the Partnership and the General Partner further agree, and agree to cause the other Partnership Entities, never to challenge, contest or question the validity of Holdings’s ownership of the Name and the Marks or any registration thereto by Holdings. In connection with the use of the Name and the Marks, the Partnership, the General Partner and any other Partnership Entity shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership and the General Partner, on behalf of itself and the other Partnership Entities, acknowledge that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Marks, and all use of the Name and the Marks by the Partnership, the General Partner or any other Partnership Entity, shall inure to the benefit of Holdings. The Partnership and the General Partner agree, and agree to cause the other Partnership Entities, to use the Name and Marks in accordance with such quality standards established by Holdings and communicated to the Partnership and the General Partner from time to time, it being understood that the products and services offered by the Partnership Entities immediately before the Closing Date are of a quality that is acceptable to Holdings and justifies the License. In the event any Partnership Entity is determined by Holdings to be using the Name and the Marks in a manner not in accordance with quality standards established by Holdings, Holdings shall provide written notice of such unacceptable use including the reason why applicable quality standards are not being met. If acceptable proof that quality standards are met is not provided to Holdings within thirty (30) days of such notice, the entity’s license to use the Name and the Marks shall terminate and shall not be renewed absent written authorization from Holdings.

3.3 Termination. In the event of termination of this Agreement, pursuant to Section 4.4 or otherwise, or the termination of the License, the Partnership Entities’ right to utilize or possess the Name and the Marks licensed under this Agreement shall automatically cease, and no later than ninety (90) days following such termination, (a) the Partnership Entities shall cease all use of the Name and the Marks and shall adopt trademarks, service marks, and trade names that are not confusingly similar to the Name and the Marks, provided, however, that any use of the Name or the Marks during such 90-day period shall continue to be subject to Section 3.2, (b) at Holdings’s request, the Partnership Entities shall destroy all materials and content upon which the Name or the Marks continue to appear (or otherwise modify such materials and content such that the use or appearance of the Name or the Marks ceases) that are under the Partnership Entities’ control, and certify in writing to Holdings that the Partnership Entities have done so, and (c) each Partnership Entity shall change its legal name so that there is no reference therein to the name “Tallgrass” or d/b/a then used by any Holdings Entity or any variation, derivation or abbreviation thereof, and in connection therewith, shall make all necessary filings of certificates with the Secretary of State of the State of Delaware and to otherwise amend its organizational documents by such date.

ARTICLE IV

Miscellaneous

4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Kansas and to venue in Kansas.

4.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement, excluding billing notices under Section 2.3 which shall be handled under Holdings’ standard billing procedures, must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postage paid, and registered or certified with return receipt requested or by delivering such notice in person or by overnight delivery or by electronic mail or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by electronic mail or by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 4.2.

For notice to Holdings:

Tallgrass Energy Holdings, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: General Counsel

Facsimile: 913.928.6011

Electronic Mail: george.rider@tallgrassenergylp.com

with a copy, which shall not constitute notice, to:

c/o Tallgrass Energy Holdings, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: President and Chief Executive Officer

Facsimile: 913.928.6006

Electronic Mail: david.dehaemers@tallgrassenergylp.com

For notice to the Partnership Entities (including Tallgrass Equity):

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: General Counsel

Facsimile: 913.928.6011

Electronic Mail: george.rider@tallgrassenergylp.com

with a copy, which shall not constitute notice, to:

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: President and Chief Executive Officer

Facsimile: 913.928.6006

Electronic Mail: david.dehaemers@tallgrassenergylp.com

4.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

4.4 Termination. Notwithstanding any other provision of this Agreement, (i) if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Class A Shares and Class B Shares held by the General Partner and its Affiliates are not voted in favor of such removal, then this Agreement, other than the provisions set forth in Section 3.3, may at any time thereafter be terminated by Holdings by written notice to the other Parties, or (ii) if a Change of Control of the Partnership occurs, then this Agreement, other than the provisions set forth in Section 3.3, may at any time thereafter be terminated by Holdings by written notice to the other Parties.

4.5 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

4.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Class A Shares. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

4.7 Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically agrees that each member of the Partnership Group, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as contemplated by the preceding sentence, this Agreement does not create any rights or benefits for any entity or individual other than the Parties.

4.8 Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

4.9 Continuation of Work During Dispute. Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

4.10 Counterparts. This Agreement may be executed in any number of counterparts, including facsimile or portable document format (.pdf) counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

4.11 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

4.12 Rules of Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement. Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

4.13 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

4.14 Withholding or Granting of Consent. Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

4.15 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

4.16 Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 4.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of a Party shall have the right, separate and apart from such Party, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

4.17 No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of Holdings, the General Partner, the Partnership, Tallgrass Equity or any member of the Partnership Group.

4.18 Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

TALLGRASS ENERGY HOLDINGS, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

TALLGRASS ENERGY GP, LP

By:	TEGP Management, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

TEGP MANAGEMENT, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

TALLGRASS EQUITY, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Omnibus Agreement